Exhibit 10.16
AMENDED AND RESTATED CONSULTING AGREEMENT
     This Amended and Restated Consulting Agreement (the “Agreement”) is entered into as of, September 1st, 2005 (the “Effective Date”) by and between Paul Wahl, an individual residing in Germany (hereinafter the “Director”), and Qlik Technologies Inc., a Delaware corporation (hereinafter the “Company”).
     Whereas, on October 27, 2004, the Director was elected to the Company’s Board of Directors (the “Board”);
     Whereas the Company and Director entered into that certain Consulting Agreement dated as of October 1, 2004 (the “Consulting Agreement”), pursuant to which the Company agreed, among other things, to compensate Director for his service as a director, subject to the terms and conditions contained therein; and
     Whereas, the Company and Director wish to amend and restate the terms of the Consulting Agreement as provided below.
     Therefore, in consideration of the payment to Director of the sum of U.S. $100, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.	Consulting Services

1.1	The Director agrees to serve as a director of the Company subject to the terms of this Agreement, the Company’s Certificate of Incorporation, Bylaws and the Delaware General Corporation law. In connection with such service as a director, Director shall provide the Company with guidance and advice on general corporate matters, strategy, sales management, and strategic business development (hereinafter: “Consulting Services”).

1.2	The Director undertakes to provide the Consulting Services and perform his obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of the Company.
2.	Status of Parties

2.1	Director shall, at all times, act as an independent contractor and not as an employee of the Company. The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement. Director acknowledges and agrees that he shall be solely responsible for payment of any personal taxes resulting from this Agreement.
3.	Compensation

3.1	In consideration for serving as a director and rendering the Consulting Services in the scope detailed in Section 1 above, the Company shall:

(a)	Out of Pocket/ Travel Expenses: Reimburse the Director for all customary out of pocket and travel expenses incurred on the Company’s behalf, against receipts;

(b)
Stock Options: Subject to the terms and conditions of the Non-qualified Stock Option Award Agreement (the “Option Agreement”) attached hereto as Appendix A (to be executed by Director), Director will be granted an option to purchase 360,000 shares of the Company’s Series A Common Stock, U.S.$0.0001 par value per share (the “Option”). The shares subject to the Option represent 0.5% of the Company’s issued share capital as of October 1, 2004 on an as, converted, fully diluted basis.

3.2	Vesting:

(a)
Subject to the terms and conditions of the Option Agreement, the shares subject to the Option shall vest in a series of successive equal monthly installments over 24 months, starting on October 1, 2004, at the rate of 15,000 Options per month (vesting occurs at the end of each month); provided, that as of each such date Director is still serving as a director of the Company.

(b)	The exercise price per share of the Option shall be U.S. $0.63 per share.

3.3	Exercisability: The Option will be exercisable in accordance with the terms of the Option Agreement.

3.4
Company’s Stock Option Plan: The Option will be subject to the terms and conditions applicable to options granted under the Company’s Omnibus Stock Option and Award Plan (the “Option Plan”), as approved by the Board.

3.5
Other than as set forth in this Section 3, the Director shall not be entitled to any other compensation (monetary, equity or otherwise) in respect of his service as a director and the Consulting Services rendered by him to the Company.

3.6
In the event of a Change of Control (as defined in the Option Plan) during the term of Director’s service as a director of the Company, Director shall be entitled to 12 months acceleration, immediately prior to the Change of Control, of the unvested Options (i.e., the portion of the Option that would have vested in the 12 month period after the Change of Control).

4.	Benefits

4.1
Director acknowledges and agrees, and it is the intent of the parties hereto, that Director shall not be entitled to and shall receive no benefits from the Company. If Director is reclassified by a state or federal agency or court as an employee for tax or other purposes, Director will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Director would otherwise be eligible for such benefits.

5.	Term of the Agreement

5.1
This Agreement shall commence as of October 27, 2004, and shall continue to be in effect until Director’s successor is elected and qualified, or until his earlier resignation, disqualification, death, disability or removal (with or without cause).

5.2
Upon termination (as specified in 5.1), Director shall promptly deliver to the Company, all equipment, lists of clients and customers, computer discs and software, correspondence, documents, samples and any other property or material whatsoever of, or relating to the business of, the Company and in the possession or under the control of the Director, and the Director shall not be entitled to and shall not retain copies thereof.

5.3	Upon such termination all rights and duties of the parties toward each other shall cease except those under Sections 6 and 7 and Appendices A and B, which shall survive termination of this Agreement.
6.	Confidentiality, Proprietary Rights and Non-competition

6.1
Director acknowledges that Director will be exposed to confidential information related to the Company and might be involved in the development work of products, ideas and/or work of authorship created in connection with his service as a director and the Consulting Services provided to the Company under this Agreement. Therefore, the acceptance and signature of the Confidentiality, Proprietary Rights and Non-competition letter by the Director attached as Appendix B is a prerequisite to entering into this Agreement.

7.	No Conflicting Obligations

7.1
Director certifies that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Director from complying with the provisions hereof and further certifies that Director will not enter into any such conflicting Agreement during the term of this Agreement.

7.2
The Director will not disclose to the Company any confidential information or material belonging to a third party, including that belonging to any prior employer, contractor, or other customer unless the Director has first received the written approval of that third party and presents such approval to the Company.

8.	Intentionally Omitted
9.	General

9.1
The provisions of this Agreement are personal to the Director, and the Director may not assign any of the rights or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to a subsidiary or affiliate of the Company or to a purchaser of all or part of the Company’s assets or shares.

9.2
Either party’s failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

9.3	All disputes with respect to this Agreement shall be resolved in the courts of New York, NY, USA and in accordance with the laws of the State of Delaware, USA.

9.4
In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be modified to the extent necessary as to render it enforceable, or in the alternative, severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

9.5
This Agreement, together with its Appendices, the Company’s Certificate of Incorporation, and Bylaws contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and such supersedes all prior discussions, agreements, representations and understandings in this regard, including, without limitation, the Consulting Agreement. This Agreement shall not be modified except by an instrument in writing signed by both parties.

9.6	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.
10.	Director’s and Officer’s insurance

10.1	Company hereby acknowledges that it has D&O insurance coverage and as long as the Director continues to serve as a director, the Director will be covered under such policy.
     In witness whereof, the duly authorized representative of the Company and the Director have executed this Agreement as of the Effective Date.

Director	Qlik Technologies Inc.

/s/ Mr. Paul Wahl	/s/ Måns Hultman

Mr. Paul Wahl	Måns Hultman
CEO

Appendix A
[see attached]

Appendix B
[see attached]